Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2007 (November 13, 2007 as to Note 3 and Note 9) (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 described in Note 6, (ii) retrospectively adjusting for discontinued operations as described in Note 3, and (iii) the condensed consolidating financial information associated with subsidiary guarantees as described in Note 9 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Fiserv, Inc. appearing in the Current Report on Form 8-K of Fiserv, Inc. filed November 13, 2007 and our report dated February 20, 2007 with respect to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
December 3, 2007